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                                                               Exhibit 4(ffffff)


                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                             SUB-ADVISORY AGREEMENT

                           JANUS SMALL CAP VALUE FUND


         THIS AMENDMENT is made this 14th day of June, 2006, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and PERKINS, WOLF, MCDONNELL AND COMPANY, LLC a Delaware limited liability company ("PWM").


                               W I T N E S S E T H

         WHEREAS, Janus and PWM are parties to a Sub-Advisory Agreement on behalf of Janus Small Cap Value Fund (the "Fund"), a series of Janus Investment Fund, a Massachusetts business trust (the "Trust"), dated July 1, 2004 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 10 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, PWM or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the effective date of the termination of the Agreement has been changed to February 1, 2007;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. Section 7 of the Agreement shall be deleted in its entirety and replaced with the following:

         "7. Term. This Agreement shall become effective as of the date first set forth above and shall continue in effect until February 1, 2007, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is


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         specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, Janus or PWM, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                       JANUS CAPITAL MANAGEMENT LLC


                                       By:   /s/ David R. Martin
                                             -----------------------------------
                                             David R. Martin
                                             Executive Vice President and
                                             Chief Financial Officer


                                       PERKINS, WOLF, MCDONNELL AND
                                       COMPANY, LLC


                                       By:   /s/ Gregory E. Wolf
                                             -----------------------------------
                                       Name: Gregory E. Wolf
                                             -----------------------------------
                                       Title: COO
                                             -----------------------------------